OncBioMune Receives Notice of Allowance for Patent Covering New Targeted Cancer Treatments

USPTO Issues New Patent for Cancer Vaccine Technology

BATON ROUGE, LA—( January 22, 2016) - OncBioMune Pharmaceuticals, Inc. (OTCQB: OBMP) (“OncBioMune” or the “Company”), a clinical stage biopharmaceutical company engaged in the development of novel cancer products and a proprietary vaccine technology, is pleased to announce that it has received a Notice of Allowance from the U.S. Patent and Trademark Office (USPTO) for patent application #13/017,173 that covers the Company’s transferrin transport technology for developing new, targeted cancer treatments. The patent to be issued from this allowed application, titled “Taxane-and taxoid-protein compositions,” carries a patent term to at least 2031.

This is the first patent that seeks to protect OncBioMune’s novel transferrin transport technology. Specifically, claims in the patent cover novel compositions comprising the protein transferrin, and a taxane or taxoid, which does not utilize a linking group between the taxane and protein. The claims cover drug development utilizing the technology for a broad spectrum of cancers, including, but not limited to sarcoma, lymphoma, leukemia, prostate, lung and breast.

OncBioMune’s transferrin transport technology is an innovative approach to chemotherapy that we believe represents an improvement of current cancer treatments that have already been proven effective, but come with limitations due to toxicity towards healthy cells and inefficient delivery specific to the tumor, amongst other things. Similarly the drug Abraxane®, which is estimated to have generated nearly $1 billion in sales in 2015, utilizes paclitaxel bound to human albumin to treat cancer to increase the effectiveness of the paclitaxel.

“This patent is a very important addition to our intellectual property portfolio, as we believe our targeted therapeutics under its umbrella can represent the next generation of taxane and taxoid-based cancer treatments,” commented Dr. Jonathan Head, Chief Executive Officer at OncBioMune. “Although their ability to slow cell proliferation is well known, taxanes are particularly insoluble, providing a unique set of challenges to drug developers. With our paclitaxel-gallium-transferrin composition, we have overcome this challenge. Lab studies support the thesis that we can deliver cytotoxic agents targeted selectively to the cancer cell, resulting in robust activity to inhibit cellular proliferation without damaging normal cells.”

Separately, the USPTO awarded OncBioMune patent #9211322 on December 15, 2015 as an extension of the Company’s patent #8647627. The patent, titled “Immunotherapeutical method for treating cancer,” covers claims related to methods used in OncBioMune’s prostate cancer vaccine, ProscaVax, the Company’s lead drug candidate being prepared to enter a Phase 2 trial for prostate cancer at Harvard Medical School’s Beth Israel Deaconess Medical Center and affiliate centers.

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About OncBioMune Pharmaceuticals, Inc.

OncBioMune Pharmaceuticals is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a proprietary Vaccine Technology that is designed to stimulate the immune system to attack its own cancer while not hurting the patient. Our lead product, ProscaVax™ is scheduled to commence a Phase 2 clinical study in early 2016. OncBioMune also has a portfolio of targeted therapies, some of which are biosimilars to blockbuster drugs. OncBioMune is headquartered in Baton Rouge, LA.

Forward-Looking Statements

This news release contains statements that involve expectations, plans or intentions (such as those relating to our transferrin transport technology, its effectiveness and future development) and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company. The company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTOR AND MEDIA CONTACT:

OncBioMune Pharmaceuticals, Inc.

Andrew Kucharchuk

President and Chief Financial Officer

akucharchuk@oncbiomune.com

phone: 225-227-2384